Exhibit 99.1

DBV - POWERSHARES DB G10 CURRENCY HARVEST FUND SET TO LAUNCH

NEW YORK & CHICAGO, September 15, 2006 – Deutsche Bank (DB) and PowerShares today announced the upcoming launch of the PowerShares DB G10 Currency Harvest Fund (DBV), which will list on the American Stock Exchange Monday, September 18, 2006 (AMEX: DBV).

DBV will offer investors access to the Deutsche Bank G10 Currency Future Harvest Index™, which is designed to capitalize on the trend that currencies associated with high interest rates, on average, tend to rise in value relative to currencies associated with relatively low interest rates.

“Currency markets are very liquid and have exhibited the ability to generate long-term systematic returns,” said Kevin Rich, Chief Executive Officer of DB Commodity Services LLC, the managing owner of DBV. “DBV will offer investors easy access to the returns of the currency markets by following an index previously available only to very sophisticated investors.”

“DBV is a sophisticated global currency strategy not previously available in an ETF” said Bruce Bond, Chief Executive Officer of PowerShares Capital Management, LLC. “DBV is an excellent way for investors to obtain currency exposure which automatically adjust its allocations to the worlds largest currencies based on a time tested institutional methodology.”

This effort further extends the relationship between DB and PowerShares, offering Deutsche Bank’s leadership in global currency and commodity product structuring with the exchange-traded fund (ETF) product marketing expertise of PowerShares.

DBV will enter both long and short exchange traded currency futures positions, and will also generate interest on cash and United States treasury securities held as collateral for the futures contracts it holds.

Risks of Owning DBV: An investment in the PowerShares DB G10 Currency Harvest Fund involves substantial risk and may result in complete loss of principal invested. DBV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, and it is not subject to registration or regulation thereunder. Shares in DBV are not bank deposits and are not insured by the FDIC or any other governmental agency.

ALPS Distributors, Inc. provides distribution services for DBV. Certain marketing services provided for DBV by ALPS Distributors, Inc. are performed using registered representatives of the distributor who are affiliates or employees of PowerShares Capital Management LLC.

An investor should consider DBV’s investment objectives, risks, charges and expenses carefully before investing. For this and more complete information about DBV contact ALPS Mutual Fund Services, Inc., 1625 Broadway, Suite 2200, Denver, CO 80202, 877-369-4617, or visit the website http://www.dbfunds.db.com/dbv/ for a copy of the prospectus. Please read the prospectus carefully before investing.

For further information, please call:

Deutsche Bank
Renee Calabro	(212) 250-5525
Press & Media Relations

Powershares
CTA Public Relations
Bill Conboy	(303) 665-4200 x106
Bill@ctapr.com

About Deutsche Bank

Deutsche Bank <NYSE: DB> is a leading global investment bank with a strong and profitable private clients franchise. A leader in Germany and Europe, the bank is continuously growing in North America, Asia and key emerging markets. With Euro 1,058 billion in assets and 65,435 employees in 73 countries, Deutsche Bank offers unparalleled financial services throughout the world. The bank competes to be the leading global provider of financial solutions for demanding clients creating exceptional value for its shareholders and people.

www.db.com

About PowerShares Capital Management, LLC

PowerShares Capital Management LLC, provides institutional caliber asset management and market exposure through the replication of enhanced indexes. PowerShares delivers this sophisticated asset management in one of the more benefit rich investment vehicles available today, the exchange-traded fund. The firm is committed to theoretically sound portfolio construction and empirically verifiable investment management approaches. PowerShares’ asset management philosophy and investment discipline are deeply rooted in the application of intuitive factor analysis and model implementation to enhance investment decisions.

www.powershares.com